[FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                                               September 26, 1996

Innovir Laboratories, Inc.
510 East 73 Street
New York, NY 10021

Dear Sirs:

      We refer to the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by Innovir Laboratories, Inc. (the "Company") on behalf of certain selling securityholders (the "Selling Securityholders") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 12,465,437 shares of the Company's Common Stock, $.013 par value (the "Common Stock"). Of these shares, 4,023,301 shares (the "Issued Shares") are issued and outstanding as of the date hereof, and 8,442,136 shares (the "Issuable Shares") are issuable upon the exercise of certain outstanding warrants and options.

      As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, the Issued Shares have been duly and validly authorized and are legally issued, fully paid and nonassessable and the Issuable Shares have been duly and validly authorized and, assuming payment of the exercise price by the Selling Securityholders therefor, will be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                    Very truly yours,


                                    FULBRIGHT & JAWORSKI L.L.P.